ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-178960 Dated May 16, 2013

UBS AG $[•  ] Callable Exchangeable Securities

Linked to the common stock of Ensco plc due on or about May 21, 2020

Investment Description

UBS AG Callable Exchangeable Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS”) linked to the performance of Ensco plc (the “underlying equity”). The Securities are offered at an issue price that is 100% of the $1,000 principal amount per Security. On any business day beginning on the settlement date and ending on and including one trading day prior to the first averaging date (the “exchange period”), you may elect to require UBS to exchange your Securities, in whole or in part, for a cash amount based on the conversion value on the applicable valuation date (an “exchange right”). On any trading day beginning on May 22, 2018 and ending six trading days prior to the final valuation date (“the issuer call period”), UBS may, in its sole discretion, redeem your Securities in whole, but not in part, upon five (5) trading days’ notice (an “issuer call”). Upon an issuer call, UBS will pay you the greater of (i) your principal amount or (ii) a cash amount equal to the conversion value on the applicable valuation date. If by maturity the Securities have not been called or exchanged, UBS will pay you the greater of (i) the principal amount of your Securities or (ii) the arithmetic mean of the conversion values on each averaging date. The Securities provide for the opportunity for positive returns if the conversion value (or the arithmetic mean of the conversion values on the averaging dates at maturity) is greater than $1,000. Investing in the Securities involves significant risks. There will be no coupon payable on the Securities. Any payment on the Securities is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features
☐	Issuer Call — UBS may call the Securities during the issuer call period and, upon an issuer call, UBS will pay you the greater of (i) the principal amount of your Securities or (ii) the conversion value. Any payment on the Securities, including any payment pursuant to an issuer call, is subject to the creditworthiness of UBS.
☐	Exchange Right — You may exercise your exchange right during the exchange period. Upon an exercise of your exchange right, UBS will pay you on the applicable exchange right settlement date, the conversion value. Any payment on the Securities, including any payment pursuant to an exercise of your exchange right, is subject to the creditworthiness of UBS.
☐	Minimum Repayment of Principal Amount at Maturity — If by maturity the Securities have not been called or exchanged, UBS will pay you the greater of (i) the principal amount of your Securities or (ii) the arithmetic mean of the conversion values on each averaging date. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date	May 16, 2013
Settlement Date	May 21, 2013
Averaging Dates**	May 14, 2020, May 15, 2020, May 18, 2020
Final Valuation Date**	May 18, 2020
Maturity Date**	May 21, 2020
*	Expected. See page 4 for additional details.
**	Subject to postponement in the event of a market disruption event. See “Maturity Date” and “Valuation Dates” under “General Terms of the Notes” in the Callable Exchangeable product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. INVESTORS MAY NOT RECEIVE ANY POSITIVE RETURN ON THE SECURITIES. THIS RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-12 OF THE CALLABLE EXCHANGEABLE SECURITIES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES.

Security Offering

These preliminary terms relate to Callable Exchangeable Securities linked to Ensco plc.

Underlying Equity	Equity Ticker Symbol	Share Exchange Amount*	Initial Price*	CUSIP	ISIN	Target Cash Dividend
Common Stock of Ensco plc	ESV	[•]	$[•]	[•]	[•]	$0.50
*	The share exchange amount and the initial price will be determined on the trade date. The share exchange amount will be an amount equal to $1,000 per Security divided by the initial price divided by the conversion premium, of 1.27.

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms specified in the Callable Exchangeable Securities product supplement relating to the Securities, dated May 16, 2013, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this free writing prospectus, the Callable Exchangeable Securities product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Issue Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Security	$1,000	$0	$1,000
Total	$[• ]	$0	$[• ]

UBS Securities LLC

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities), with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the Callable Exchangeable Securities product supplement if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product supplement for Callable Exchangeable Securities dated May 16, 2013:

http://www.sec.gov/Archives/edgar/data/1114446/000139340113000242/c344796_690863-424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this free writing prospectus, “Securities” refer to the Callable Exchangeable Securities that are offered hereby, unless the context otherwise requires. Also, references to the “Callable Exchangeable Securities product supplement” mean the UBS product supplement, dated May 16, 2013, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 6 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk that you may not receive a positive return on your investment.
♦	You believe the conversion value (or the arithmetic mean of the conversion values on each averaging date) for the underlying equity will be greater than the principal amount of the Securities.
♦	You understand that the share exchange amount incorporates a 27% conversion premium, and you believe that the closing price of the underlying equity will increase by more than 27% from the trade date to the applicable valuation date in the case of an issuer call or the exercise of your exchange right, or, if at maturity, that the arithmetic mean of the closing prices of the underlying equity on the averaging dates will exceed the initial price of the underlying equity by more than 27%, so that you will receive a positive return on the Securities.
♦	You understand and accept that you may lose some or all of your initial investment upon the exercise of your exchange right.
♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.
♦	You are willing to forgo dividends paid on the underlying equity and you do not seek guaranteed current income from this investment.
♦	You are willing to invest in securities that may be called early by the issuer during the sixth and seventh years of the seven year term of the Securities and accept that there may be little or no secondary market for the Securities.
♦	You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk that you may not receive a positive return on your investment.
♦	You do not believe the conversion value (or the arithmetic mean of the conversion values on each averaging date) for the underlying equity will be greater than the principal amount of the Securities.
♦	You do not fully understand that the share exchange amount incorporates a 27% conversion premium, and you do not believe that the closing price of the underlying equity will increase by more than 27% from the trade date to the applicable valuation date in the case of an issuer call or the exercise of your exchange right, or, if at maturity, that the arithmetic mean of the closing prices of the underlying equity on the averaging dates will exceed the initial price of the underlying equity by more than 27%, so that you will receive a positive return on the Securities.
♦	You cannot tolerate that you may lose of some or all of your initial investment upon the exercise of your exchange right.
♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.
♦	You prefer to receive the dividends paid on the underlying equity and you do seek guaranteed current income from this investment.
♦	You are unwilling to invest in securities that may be called early by the issuer during the sixth and seventh years of the seven year term of the Securities and do not accept that there may be little or no secondary market for the Securities.
♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this free writing prospectus for risks related to an investment in the Securities.

Indicative Terms

Issuer	UBS AG, London Branch
Issue Price	$1,000 per Security
Principal Amount	$1,000 per Security
Term	Approximately 7 years. In the event that we make any change to the expected trade date and settlement date, the averaging dates, the final valuation date and maturity date will be changed to ensure that the stated term of the Securities remains the same.
Underlying Equity	The common stock of Ensco plc.
Coupon	There will be no coupon payable on the Securities.
Payment at Maturity (per Security)	On the maturity date, UBS will deliver to you for each Security that you own, an amount of cash per Security equal to the greater of the (i) principal amount per Security, and (ii) the arithmetic mean of the conversion value on each averaging date.
Averaging Dates	May 14, 2020, May 15, 2020 and May 18, 2020, the three consecutive trading days ending on, and including, the final valuation date on which the closing price is observed for purposes of determining the conversion value at maturity.
Final Valuation Date	May 18, 2020
Conversion Value	An amount determined with respect to the applicable valuation date, measured as follows:
t Upon the exercise of your exchange right: the share exchange amount multiplied by the closing price of the underlying equity on the applicable valuation date.

t

Upon maturity, provided that you have not exercised your exchange right for the Securities or the Securities are not subject to an issuer call: the conversion value for each averaging date shall be the share exchange amount multiplied by the closing price of the underlying equity on such averaging date.

t Upon an issuer call: the share exchange amount multiplied by the closing price of the underlying equity on the applicable valuation date.
Share Exchange Amount	[•], ($1,000 per Security divided by the Initial Price divided by the conversion premium, of 1.27). The share exchange amount may be adjusted in the case of certain corporate events and will be adjusted in case of regular quarterly cash dividends that exceed or fall short of the target cash dividend as described under “General Terms of the Securities – Antidilution Adjustments” beginning on page PS-29 of the Callable Exchangeable Securities product supplement.

Target Cash Dividend	$0.50
Exchange Right; Payment upon an Exercise of the Exchange Right (per Security)	You may exercise your exchange right to require UBS to exchange your Securities, in whole or in part, on any trading day during the exchange period.If you exercise your exchange right, UBS will pay to you a cash amount for each exchanged Security on the third business day following the applicable valuation date (the “exchange right settlement date”) equal to the conversion value. After you exercise your exchange right, no further amounts will be owed to you under the exchanged Securities. For exchange right procedures, see “Exchange Right” on page 5 of this free writing prospectus.
Exchange Period	The period starting on the settlement date and ending on and including the first trading day prior to the first averaging date.
Issuer Call	UBS may exchange your Securities in whole, but not in part, on any trading day during the issuer call period for an amount determined as described below under “Payment upon an Issuer Call”. The Securities will be exchanged five trading days after UBS delivers the call notice (the “call date”).
Issuer Call Period	The period starting on May 22, 2018 and ending on, and including, the day that is six trading days prior to the final valuation date.
Payment upon an Issuer Call (per Security)	Upon a call date, UBS will deliver to you for each Security that you own, an amount in cash per Security equal to the greater of the (i) the principal amount per Security, and (ii) the conversion value.
Valuation Date	If you exercise your exchange right, the valuation date will be the day on which you have properly notified UBS of your desire for UBS to exchange the Securities in accordance with the exchange procedures described herein on page 5, or the following trading day if such day is not a trading day.
At maturity, provided that you have not exercised your exchange right or the Securities have not been subject to an issuer call, the valuation date will be the final valuation date specified on the front page of this free writing prospectus, or the following trading day if such day is not a trading day.
If the Securities are subject to an issuer call, the valuation date will be the third trading day prior to the call date, or the following trading day if such day is not a trading day.

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. INVESTORS MAY NOT RECEIVE ANY POSITIVE RETURN ON THE SECURITIES. THIS RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

Exchange Right

You may elect to require UBS to exchange your Securities, in whole or in part, (an “exchange right”) on any business day during the exchange period. If you elect to have UBS exchange your Securities, UBS will pay you a cash amount per exchanged Security on the applicable exchange right settlement date equal to the conversion value. After your Securities are exchanged pursuant to an exercise of your exchange right, no further amounts will be owed to you under the exchanged Securities. You may only elect to exchange your Securities during the exchange period.

You must comply with the exchange procedures described below in order to exchange your Securities.

Exchange Procedures

The following procedures must be followed in order for your Securities to be exchanged pursuant to an exercise of your exchange right:

(1)	You must deliver an Exchange Request in substantially the form that will be attached to the applicable pricing supplement as Annex A to your broker or other person through whom you hold your Securities (your “broker”) using a delivery method acceptable to your broker. Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your Securities for the relevant deadline;
(2)	Your broker must deliver an Exchange Instruction in substantially the form that will be attached to the applicable pricing supplement as Annex B, to a designated affiliate of UBS (the “exchange agent”) via email and confirm receipt by phone call no later than 2:00 p.m. (New York City time) on any business day during the exchange period;
(3)	The exchange agent must acknowledge receipt of the properly completed Exchange Instruction in order for your election to be effective. If the exchange agent acknowledges receipt of the Exchange Instruction on or prior to 3:00 p.m. (New York City time) on any business day during the exchange period, the effective date for your election will be that business day, provided any other requirements relating to the Securities are satisfied. If the exchange agent acknowledges receipt of the Exchange Instruction after 3:00 p.m. (New York City time) on any business day during the exchange period, the effective date for your election will be the next following business day during the exchange period, provided any other requirements relating to the Securities are satisfied. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion; and
(4)	On or prior to the applicable valuation date and before the exchange right settlement date, the exchange agent will provide the relevant settlement information to your broker, and your broker must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable exchange right settlement date.

The calculation agent will resolve any questions that may arise as to the validity of a notice of exercise of your exchange right and the timing of receipt of a notice of exchange or as to whether and when the required deliveries have been made. Questions about the exchange requirements should be directed to UBS Securities LLC at the telephone number included in the form of Exchange Instruction attached to the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement (or the relevant annexes attached thereto), the exchange agent shall be UBS Securities LLC.

All instructions given to participants from beneficial owners of Securities relating to the right to exchange their Securities will be irrevocable.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the Callable Exchangeable Securities product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦	Return on Securities at maturity or upon an issuer call — The return on the Securities upon an issuer call or at maturity is linked to the performance of the underlying equity and will depend on whether, and the extent to which, the conversion value upon an issuer call, or the arithmetic mean of the conversion values for each averaging date upon maturity, as applicable, is greater than the principal amount per Security. The return on the Securities will be positive only if the conversion value is, or the arithmetic mean of the conversion values on the averaging dates upon maturity are, as applicable, greater than $1,000. If the conversion value is, or the arithmetic mean of the conversion values are, as applicable, less than the principal amount per Security, you will receive only the principal amount of your Securities and therefore you will not receive a positive return on your investment. Because the share exchange amount incorporates a 27% conversion premium, the conversion value will exceed the principal amount per Security only if (i) in the case of an issuer call, the closing price of the underlying equity increases by more than 27% from the trade date to the applicable valuation date or (ii) at maturity, the arithmetic mean of the closing prices of the underlying equity on the averaging dates exceeds the initial price of the underlying equity by more than 27%.
♦	Risk of loss upon exercise of the exchange right — The return on the Securities upon exercise of the exchange right is linked to the performance of the underlying equity and will depend on whether, and the extent to which, the conversion value is greater than or less than the principal amount per Security. The return to the Securities will be positive only if the conversion value is greater than $1,000. If you exercise your exchange right and the conversion value is less than the principal amount per Security, you will lose some or all of your initial investment. Because the share exchange amount incorporates a 27% conversion premium, the conversion value will exceed the principal amount per Security only if, in the case you exercise your exchange right, the price of the underlying equity increases by more than 27% from the trade date to the applicable valuation date.
♦	The averaging feature could reduce your return — The payment at maturity is based on the arithmetic mean of the closing prices of the underlying equity as of each averaging date, as determined by the calculation agent. This valuation methodology could produce a final payment that is significantly less than the return you would have received if the Securities did not have such a feature. For example, it is possible that you will not have a positive return on the Securities even though the conversion value of the underlying equity on the final valuation date exceeds the principal amount of the Securities, as a result of low conversion values on the previous averaging dates. Similarly, in the event that the market is trending upwards during the averaging dates prior to and including the final valuation date, it is likely that the conversion value on the final valuation date will be higher than the arithmetic mean of the conversion values over this period, which will result in a payment at maturity that is less than that which would be paid if no such averaging feature existed.
♦	Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.
♦	Market risk — The price of the underlying equity can rise or fall sharply due to factors specific to the underlying equity. These factors may include price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by the underlying equity with the SEC.
♦	We may call the Securities prior to maturity — We will have the right, in our sole discretion, to redeem the Securities, in whole, but not in part, upon five (5) trading days’ notice on any business day during the issuer call period. If we redeem the Securities, you will not be able to hold your Securities to maturity, you may not receive any positive return on your Securities and you will not benefit from any subsequent appreciation of the underlying equity or receive any further payments on the Securities after the applicable call date. You may not be able to reinvest your principal amount in a comparable investment with similar characteristics as the Securities. We have no obligation to consider your interests in determining whether to call the Securities during the issuer call period.
♦	Owning the Securities is not the same as owning the underlying equity — The return on your Securities may not reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities, subject to adjustments in the case of regular quarterly dividends that exceed or fall short of the target cash dividend as described under “General Terms of the Securities — Antidilution Adjustments — Increased and Decreased Quarterly Dividends” beginning on page PS-32 of the Callable Exchangeable Securities product supplement. In addition, as an owner of the Securities, you will not have voting rights or any other rights that a holder of the underlying equity may have.

♦	Single stock risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and the issuer of such underlying equity (the “underlying equity issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Securities, should make your own investigation into the respective underlying equity issuer and the underlying equity for your Securities. For additional information regarding the underlying equity issuer, please see “Information about the Underlying Equity” and “Ensco plc,” in this free writing prospectus and the respective underlying equity issuer’s SEC filings referred to in these sections. We urge you to review financial and other information filed periodically by the underlying equity issuer with the SEC.
♦	Adjustments to the share exchange amount may impair the value of the Securities — In general, the calculation agent will adjust the share exchange amount for your Security downward in the event that the regular quarterly dividend for a given quarter is less than the target cash dividend. If the calculation agent adjusts the target cash dividend downward, the amount of cash you receive upon a call date or at maturity (or upon the exercise of your exchange right) will be reduced and the market value of your Securities may be negatively affected. Whether the underlying equity issuer will pay regular quarterly dividends and, if so, the amounts of such regular quarterly dividends, is in its sole discretion and beyond our control. You will not receive any dividends that may be paid on the underlying equity by the underlying equity issuer.
♦	No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the value of the underlying equity will rise or fall. There can be no assurance that the conversion value will be greater than $1,000. The conversion value will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying equity. You should be willing to assume the risk that you may not receive any positive return on your Securities.
♦	There may be little or no secondary market for the Securities — There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Securities, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Securities prior to maturity could be at a substantial discount from the issue price and to the intrinsic value of the Securities; and as a result, you may suffer substantial losses.
♦	Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the value of the underlying equity; the price volatility of such underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
♦	Impact of fees on the secondary market price of the Securities — Generally, the price of the Securities in the secondary market is likely to be lower than the issue price to public since the issue price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity, may adversely affect the market prices of the underlying equity and, therefore, the market value of the Securities.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying equity, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your own tax situation.

Hypothetical Examples

The following examples illustrate the calculation of the return on a hypothetical Security based on an underlying equity with the following assumptions (actual terms for the Securities will be specified in the applicable pricing supplement.

Term	7 years
Issue Price	$1,000 per Security
Principal Amount per Security	$1,000 per Security
Share Exchange Amount*	13.12 ($1,000 per Security divided by $60, the hypothetical initial price of the underlying equity divided by 1.27, the conversion premium)
Hypothetical Initial Price of Underlying Equity	$60
*	The examples assume no dividend adjustments are made because of an increased quarterly dividend or decreased quarterly dividend.

Example 1: At maturity, the closing prices of the underlying equity on each of the averaging dates are $82.00, $82.20, $82.40, respectively.

Share Exchange Amount:	13.12 shares
Arithmetic mean of the Conversion Values:	$1,078.46 [(13.12 shares × $82.00) + (13.12 shares × $82.20) + (13.12 shares × $82.40)] 3
Payment at maturity:	$1,078.46
Total Return on the Securities:	7.85%

Since the arithmetic mean of the conversion values on the averaging dates is greater than the principal amount of $1,000, UBS will deliver to you an amount in cash equal to the arithmetic mean of the conversion values, which yields a 7.85% return on the Securities based on the arithmetic mean of the closing prices of the underlying equity on the averaging dates exceeding the initial price by 37%.

Example 2: At maturity, the closing prices of the underlying equity on each of the averaging dates are $76.20, $76.22, and $76.23, respectively.

Share Exchange Amount:	13.12 shares
Arithmetic mean of the Conversion Values:	$1,000 [(13.12 shares × $76.20) + (13.12 shares × $76.22) + (13.12 shares × $76.23)] 3
Payment at maturity:	$1,000
Total Return on the Securities:	0%

Since the arithmetic mean of the conversion values equals the principal amount of $1,000, UBS will deliver to you an amount in cash equal to the principal amount of $1,000 per Security, which results in a 0% return on the Securities based on the arithmetic mean of the closing prices of the underlying equity on the averaging dates exceeding the initial price by 27%.

Example 3: At maturity, the closing prices of the underlying equity on each of the averaging dates are $70.00, $70.40, and $70.20, respectively.

Share Exchange Amount:	13.12 shares
Arithmetic mean of the Conversion Values:	$921.02 [(13.12 shares × $70.00) + (13.12 shares × $70.40) + (13.12 shares × $70.20)] 3
Payment at maturity:	$1,000
Total Return on the Securities:	0%

Although the arithmetic mean of the conversion values on the averaging dates is $921.02, UBS will deliver to you an amount in cash equal to the principal amount of $1,000 per Security, which results in a 0% return on the Securities notwithstanding the arithmetic mean of the closing prices of the underlying equity exceeding the initial price by 17%, as the payment at maturity is at least $1,000.

Example 4: Upon an issuer call, the closing price of the underlying equity on the applicable valuation date is $82.20.

Share Exchange Amount:	13.12 shares
Conversion Value:	$1,078.46 (13.12 shares × $82.20)
Payment at call date:	$1,078.46
Total Return on the Securities:	7.85%

Upon the issuer call, since the conversion value is greater than the principal amount of $1,000, UBS will deliver to you an amount in cash equal to the conversion value, which yields a 7.85% return on the Securities based on the closing price of the underlying equity on the applicable valuation date exceeding the initial price by 37%.

Example 5: Upon an exercise of the exchange right, the closing price of the underlying equity on the applicable valuation date is $76.22.

Share Exchange Amount:	13.12 shares
Conversion Value:	$1,000 (13.12 shares × $76.22)
Payment at exchange right settlement date:	$1,000
Total Return on the Securities:	0%

Upon the exercise of the exchange right, UBS will deliver to you an amount in cash equal to the principal amount of $1000, which results in a 0% return on the Securities based on the closing price of the underlying equity on the applicable valuation date exceeding the initial price by 27%.

Example 6: Upon an exercise of the exchange right, the closing price of the underlying equity on the applicable valuation date is $66.00.

Share Exchange Amount:	13.12 shares
Conversion Value:	$865.92 (13.12 shares × $66.00)
Payment at exchange right settlement date:	$865.92
Total Return on the Securities:	-13.41%

Upon the exercise of the exchange right, UBS will deliver to you an amount in cash equal to the conversion value, which results in a loss of 13.41% on the Securities. You are subject to a loss if you exercise your exchange right and the closing price of the underlying equity on the valuation date has increased less than 27% relative to the initial price or decreased relative to the initial price.

Example 7: Upon an exercise of the exchange right, the closing price of the underlying equity on the applicable valuation date is $54.00.

Share Exchange Amount:	13.12 shares
Conversion Value:	$708.48 (13.12 shares × $54.00)
Payment at exchange right settlement date:	$708.48
Total Return on the Securities:	-29.15%

Upon the exercise of the exchange right, UBS will deliver to you an amount in cash equal to the conversion value, which results in a loss of 29.15% on the Securities. You are subject to a loss if you exercise your exchange right and the closing price of the underlying equity has increased less than 27% relative to the initial price or decreased relative to the initial price.

Investing in the Securities involves significant risks. Investors may lose some or all of their investment upon the exercise of the exchange right. Any payment on the Securities is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

What Are the Tax Consequences of the Securities?

Some of the tax consequences of your investment in the Securities are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” on page PS-33 of the product supplement. The discussion below supplements and, to the extent inconsistent, replaces the discussion in the product supplement.

In the opinion of Cadwalader, Wickersham & Taft LLP, the Securities should be treated as a debt instrument subject to special rules governing contingent payment debt obligations for United States federal income tax purposes, and the rest of this discussion assumes such treatment is respected.

Under the contingent payment debt obligation rules, regardless of your method of accounting, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Securities, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Securities (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of the Securities in excess of coupon payments you receive with respect to the Securities. Your tax basis in your Securities will be increased by the amount you are required to include in income and reduced by the amount of projected payments that you receive.

It is not entirely clear how, under the rules governing contingent payment debt instruments, the maturity date for debt instruments (such as your Securities) that provide an exchange right should be determined for purposes of computing the comparable yield and projected payment schedule. It would be reasonable, however, to compute the comparable yield and projected payment schedule for your Securities (and we intend to make the computation in such manner) based on the assumption that your Securities will remain outstanding until the stated maturity date.

We have determined that the comparable yield for the Securities is equal to [•  ]% per annum, compounded semi-annually, with a projected payment at maturity of $[•  ] based on an investment of $1,000. Based on this comparable yield, if you are an initial holder that holds a Security until maturity and you pay your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary income, not taking into account any positive or negative adjustment you may be required to take into account based on the actual payments on the Securities, from the Security each year:

Accrual Period	Interest deemed to accrue during the accrual period (per $1,000 Security)	Total interest deemed to have accrued from original issue date (per $1,000 Security) as of end of accrual period
May 21 2013 – December 31 2013	[• ]	[• ]
January 1 2014 – December 31 2014	[• ]	[• ]
January 1 2015 – December 31 2015	[• ]	[• ]
January 1 2016 – December 31 2016	[• ]	[• ]
January 1 2017 – December 31 2017	[• ]	[• ]
January 1 2018 – December 31 2018	[• ]	[• ]
January 1 2019 – December 31 2019	[• ]	[• ]
January 1 2020 – May 21 2020	[• ]	[• ]

You are required to use the comparable yield and projected payment schedule in determining your interest accruals in respect of the Securities, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the Securities, and we make no representations regarding the amount of contingent payments with respect to the Securities.

On the sale or exchange of your Securities or upon an issuer call, exercise of your exchange right or redemption on the maturity date you will recognize gain or loss equal to the amount realized on such sale, exchange, call or redemption and your tax basis in the Securities. Any gain recognized on any sale, exchange, issuer call or redemption of your Securities will generally be ordinary income and any loss will generally be ordinary loss to the extent of interest you have included as income in the current or previous tax years in respect of your Securities and, thereafter, capital loss.

Information with Respect to Foreign Financial Assets.  Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “specified foreign financial assets” include any financial accounts maintained by foreign financial institutions (which includes the Securities), as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts held for investment that have non-United States issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

Medicare Tax.  For taxable years beginning after December 31, 2012, a United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the United States holder’s “net investment income” for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A United States holder’s net investment income will generally include its gross interest income and its net gains from the sale, redemption, or maturity of Securities, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Securities.

Non-United States Holders.  If you are a non-United States holder, see the discussion in “non-United States Holders” on page PS-46 of the accompanying product supplement for a description of the tax consequences relevant to you.

Section 871(m).  Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the securities, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the securities on or after January 1, 2014 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, non-United States holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the securities in order to minimize or avoid U.S. withholding taxes.

Foreign Account Tax Compliance Act.   The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest of dividends) and “pass-thru payments” (i.e, certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial United States owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. This withholding tax would not be imposed on withholdable payments pursuant to obligations that are outstanding on January 1, 2014 (and are not materially modified after December 31, 2013) or to pass-thru payments pursuant to obligations that are outstanding six months after final regulations regarding such payments become effective (and such obligations are not subsequently modified in a material manner). If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on regulations and interim guidance. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Underlying Equity

According to publicly available information, Ensco plc (“Ensco”) is a global offshore contract drilling company providing offshore contract drilling services to the international oil and gas industry. Ensco’s customers include national and international oil companies, in addition to many independent operators. Ensco operates in Southeast Asia, Australia, the North Sea, the Mediterranean, the U.S. Gulf of Mexico, Mexico and the Middle East, as well as the floater markets in Brazil and West Africa. Ensco’s business consists of three operating segments: (1) Floaters, which includes its drillships and semisubmersible rigs, (2) Jackups and (3) Other, which consists of management services on rigs owned by third-parties. Information filed by Ensco with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-08097, or its CIK Code: 0000314808. Ensco’s website is http://www.enscoplc.com. Ensco’s common stock is listed on the New York Stock Exchange under the ticker symbol “ESV.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Ensco’s common stock, based on the daily closing prices on the primary exchange for Ensco. We obtained the closing prices below based from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Ensco’s common stock on May 15, 2013 was $61.61. The actual initial price will be the closing price of Ensco’s common stock on the trade date. The historical performance of the underlying equity should not be taken as indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$31.22	$22.11	$26.40
4/1/2009	6/30/2009	$41.62	$26.59	$34.87
7/1/2009	9/30/2009	$42.73	$32.70	$42.54
10/1/2009	12/31/2009	$50.32	$39.94	$39.94
1/4/2010	3/31/2010	$46.60	$38.37	$44.78
4/1/2010	6/30/2010	$51.95	$34.45	$39.28
7/1/2010	9/30/2010	$46.64	$40.18	$44.73
10/1/2010	12/31/2010	$53.40	$43.97	$53.38
1/3/2011	3/31/2011	$58.70	$50.10	$57.84
4/1/2011	6/30/2011	$59.62	$50.93	$53.30
7/1/2011	9/30/2011	$53.36	$40.42	$40.43
10/3/2011	12/30/2011	$52.73	$39.51	$46.92
1/3/2012	3/30/2012	$59.40	$47.12	$52.93
4/2/2012	6/30/2012	$54.88	$42.21	$46.97
7/2/2012	9/28/2012	$58.71	$46.26	$54.56
10/1/2012	12/31/2012	$60.33	$53.71	$59.28
1/2/2013	3/28/2013	$65.45	$57.08	$60.00
4/1/2013*	5/15/2013*	$62.06	$51.73	$61.61
*	As of the date of this free writing prospectus, available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through May 15, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the performance of Ensco’s common stock from January 3, 2000 through May 15, 2013, based on information from Bloomberg.

As of the date of this free writing prospectus, the dotted line represents the 27% appreciation in the price of the underlying equity required for the conversion value (or, in the case of the maturity date, the arithmetic mean of the conversion values) to exceed the principal amount and therefore for you to achieve a positive return on their Securities. This breakeven amount is estimated based on the closing price as of May 15, 2013. The actual breakeven value will equal a 27% appreciation in the initial price of the underlying equity, which is determined on the trade date. It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. You should be willing to assume the risk that you may not receive any positive return on your Securities and may suffer a loss upon the exercise of your exchange right.

Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Supplemental Plan of Distribution (Conflicts of Interest)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Notes in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

ANNEX A

INSTRUCTIONS TO INVESTOR OR AUTHORIZED PARTY: In order to exercise your exchange right for your Securities, please complete and sign the Exchange Request below and deliver it to your broker or other person through whom you hold your Securities (your “Broker”) using a delivery method acceptable to your Broker.

INSTRUCTIONS TO BROKER: Upon receipt of this Exchange Request: (1) please confirm that the information is accurate and (2) please complete an Exchange Instruction and follow the instructions set forth therein. A form of Exchange Instruction can be found as ANNEX B to the pricing supplement for the Securities dated May 16, 2013.

EXCHANGE REQUEST

(to be completed by investor or authorized party)

To:	(Name of broker or other person through whom you hold your Securities (your “Broker”))
Subject:	UBS AG Callable Exchangeable Securities Notice of Exercise of Exchange Right, CUSIP No. [• ] (the “Securities”)
Name of account holder:
Account number:
Broker contact name:
Number of Securities to be exchanged:

I hereby irrevocably request the early redemption of the Securities described above.

I understand that these Securities will not be exchanged unless my Broker properly completes and delivers an Exchange Instruction to UBS Securities LLC and the requirements specified in the product supplement, dated May 16, 2013, and the pricing supplement, dated May 16, 2013, relating to the Securities (the “Offering Documents”) are satisfied.

Provided all requirements are satisfied, I understand that the valuation date for these Securities will be the will be the day on which the calculation agent determines that you have properly notified UBS of your desire for UBS to exchange the Securities in accordance with the procedures described in the Offering Documents (subject to postponement upon the occurrence of a market disruption event as described in the Offering Documents).

Signed,

Name:
Telephone:
E-mail:
Date:

ANNEX B

INSTRUCTIONS TO BROKER: In order to request an exchange of your client's Securities: (1) please complete and sign the Exchange Instruction below and email it to UBS Securities LLC at DL-USCB-Trading@ubs.com and (2) please call UBS Securities LLC at 203-719-8500 to confirm the instruction has been received. Once UBS Securities LLC provides you with the relevant settlement information, please contact your DTC settlements area to book the transaction.

EXCHANGE INSTRUCTION

(to be completed by Broker)

To:	UBS Securities LLC
Subject:	UBS AG Callable Exchangeable Securities Exercise of Exchange Right, CUSIP No. [•] (the “Securities”)

A holder of the Securities has irrevocably elected to exercise the Exchange Right with respect to the number of Securities indicated below.

Number of Securities to be exchanged:
DTC # (and any relevant sub-account):
Contact name for DTC settlements:
Contact telephone for DTC settlements:

The undersigned certifies to you that it will (i) book a DVP trade on the applicable valuation date with respect to the number of Securities specified above at a price per Security equal to the conversion value, facing UBS Securities LLC DTC 642 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable exchange right settlement date.

The undersigned acknowledges that if UBS Securities LLC acknowledges receipt of this Exchange Instruction on or prior to 3:00 p.m. (New York City time) on any business day, the effective date for this election will be that business day, provided any other requirements in the product supplement, dated May 16, 2013, and the pricing supplement, dated May 16, 2013, relating to the Securities (the “Offering Documents”) are satisfied. If UBS Securities LLC acknowledges receipt of this Exchange Instruction after 3:00 p.m. (New York City time) on any business day, the effective date for this election will be the next following business day, provided any other requirements relating to the Securities in the Offering Documents are satisfied.

Signed,

             (Name of Broker)

By:
Title:
Telephone:
Fax:
E-mail:

SETTLEMENT INFORMATION

(to be completed by UBS Securities LLC and returned to Broker)

DTC #:	642	Price per Security:
Contact name
for DTC settlements:		Valuation Date:
Contact telephone
for DTC settlements:		Exchange Right Settlement Date: